Exhibit 99

– NEWS RELEASE –
Date:	July 15, 2003
Source:	Crescent Financial Corporation (919) 460-7770

Crescent Financial Corporation

Reports 47% Increase Second Quarter Earnings

CARY, N.C. – Crescent Financial Corporation, parent company of Crescent State Bank, reported net income for the three-month period ended June 30, 2003 of $374,000 ($.15 per share - diluted) or an increase of 47% compared with net income of $255,000 ($.15 per share – diluted) for the comparative period ended June 30, 2002. Due to an increase in the number of shares outstanding from the secondary stock offering in August 2002, the increase in earnings per share was not proportionate to the increase in net income. The recognition in 2002 of a deferred tax asset, generated during years prior to profitability, resulted in a tax benefit in the second quarter of 2002 of $7,000 compared to tax expense of $207,000 for the current quarter. Earnings per share on a pre-tax basis for the quarters ended June 30, 2003 and 2002 were $.24 and $.15, respectively.

For the six months ended June 30, 2003, Crescent Financial Corporation reported net income of $737,000 or $.29 per diluted share compared with $470,000 or $.27 per diluted share for the six months ended June 30, 2002. Due to the recognition of the deferred tax asset, Crescent had an income tax benefit for the prior period of $37,000 compared to tax expense of $409,000 for the current period. Pre-tax net income for the six month period ended June 30, 2003 was $1.1 million or $.46 per diluted share compared to $443,000 or $.27 per diluted share for the prior six month period.

Crescent Financial Corporation reported total assets of $227 million as of June 30, 2003 compared with $152 million on June 30, 2002. Total net loans grew by $32 million or 30% to $139 million at June 30, 2003 compared with $107 million at June 30, 2002. Total deposits increased by $63 million to $198 million at June 30, 2003 from $135 million a year ago.

Commenting on the performance, Mike Carlton, President and Chief Executive Officer stated, “During the second quarter, we further expanded our branch network by opening our fifth office in Holly Springs, North Carolina. Considering the added expenses associated with opening a new office and the downward pressure on net interest margin due to the low level of rates, we are pleased with the financial results achieved for the quarter and year-to-date. Our efforts to maintain excellent credit quality and improve non-interest income have and will continue to benefit the organization during these periods of low interest rates. We anticipate completing the recently announced merger with Centennial Bank of Southern Pines, North Carolina in the third quarter. We are confident that our long-term strategic objectives and unwavering commitment to customer service, position us well for continued growth and prosperity.”

Crescent State Bank is a non-member state chartered bank operating five banking offices in Cary (2), Apex, Clayton and Holly Springs, North Carolina. Crescent Financial Corporation stock can be found on the NASDAQ Small Cap Market trading under the symbol CRFN. Investors can access additional corporate information, product descriptions and online services through the Bank’s website at www.crescentstatebank.com.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation’s recent filings with the Securities Exchange Commission, including but not limited its Annual Report on Form 10-KSB and its other periodic reports.

Crescent Financial Corporation and Subsidiary

Consolidated Comparative Income Statements (Unaudited)

(000s omitted except for per share data)

	Three Months Ended June 30, 2003	Three Months Ended June 30, 2002	Six Months Ended June 30, 2003	Six Months Ended June 30, 2002
Interest Income	2,418	2,056	4,754	3,905
Interest Expense	797	776	1,587	1,451
Net interest income	1,621	1,280	3,167	2,454
Provision for loan losses	120	192	228	406
Net interest income after provision for loan losses	1,501	1,088	2,939	2,048
Non-interest income	342	148	646	308
Non-interest expense	1,262	988	2,439	1,923
Income before taxes	581	248	1,146	443
Income tax expense (benefit)	207	(7)	409	(37)
Net income	374	255	737	470
Basic Net Income per Share Outstanding (a)	.15	.15	.30	.28
Diluted Net Income per Share Outstanding (a)	.15	.15	.29	.27
Weighted Average Number of Shares Outstanding Basic (a)	2,465,077	1,668,326	2,464,907	1,668,326
Weighted Average Number of Shares Outstanding Diluted (a)	2,570,358	1,450,718	2,560,586	1,731,457

(a) 2002 per share data has been adjusted to reflect the stock split, effected as a 15% stock dividend, paid during the second quarter of 2003.

Crescent Financial Corporation and Subsidiary

Consolidated Balance Sheets (Unaudited)

(000s omitted)

	June 30, 2003	June 30, 2002	$ Change	% Change
Assets
Cash and non-interest bearing deposits	9,206	8,808	398	5
Interest-earning deposits with banks	1,836	139	1,697	1121
Federal funds sold	45,759	10,691	35,068	328
Securities available for sale	26,627	22,373	4,254	19
Loans Receivable, net of allowance	139,207	107,362	31,845	30
Accrued interest and dividends receivable	607	567	40	7
Federal Home Loan Bank stock	500	450	50	11
Premises and equipment, net	1,816	726	1,090	150
Other assets	1,242	599	643	108
Total Assets	226,800	151,715	75,085	49
Liabilities and Stockholders’ Equity
Liabilities
Total Deposits	197,892	135,052	62,840	47
Borrowed funds	10,000	5,000	5,000	100
Accrued interest payable	207	217	(10)	(5)
Accrued expenses and other liabilities	299	357	(58)	(16)
Total Liabilities	208,398	140,626	67,772	48
Stockholders’ Equity
Total Stockholders’ Equity	18,402	11,089	7,313	66
Total Liabilities and Stockholders’ Equity	226,800	151,715	75,085	49

Crescent Financial Corporation

Selected Financial Ratios

(000s omitted except per share data)

(unaudited)

	As of or for the three months ended June 30,		As of or for the six months ended June 30,
	2003	2002	2003	2002
Per share data: (a)
Basic earnings per share	$0.15	$0.15	$0.30	$0.28
Diluted earnings per share	0.15	0.15	0.29	0.27
Book value per share	7.46	6.64	7.46	6.64
Performance ratios:
Return on average assets	0.83%	0.78%	0.84%	0.76%
Return on average equity	8.19%	9.44%	8.18%	8.83%
Net interest margin	3.75%	4.05%	3.80%	4.14%
Asset quality:
Nonperforming assets	166	73	166	73
Nonperforming assets to total assets	0.07%	0.05%	0.07%	0.05%
Allowance for loan losses	1.35%	1.34%	1.35%	1.34%
Capital ratios:
Equity to total assets	8.11%	7.31%	8.11%	7.31%

(a) 2002 per share data has been adjusted to reflect the stock split effected as a 15% stock dividend paid during the second quarter of 2003.